Exhibit 10.1
November 16, 2021
To:        NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, South Dakota 57108
From:    Bank of America, N.A.

Dear Sirs,
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
1.The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2006 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2006 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the 2006 Definitions, the 2002 Definitions, this Confirmation and the Agreement (as defined below), the following will prevail in the order of precedence indicated: (i)  this Confirmation, (ii) the 2002 Definitions, (iii) the 2006 Definitions and (iv) the Agreement.
Each party further agrees that this Confirmation evidences a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation, together with any other Confirmations for forward transactions entered into between Dealer and Counterparty and referencing the Underwriting Agreement (as defined below) (each, an “Additional Confirmation”), shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law). The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates and any “Transaction” as defined in an Additional Confirmation shall be governed by the Agreement. For purposes of the 2002 Definitions, the Transaction is a Share Forward Transaction.
Dealer and Counterparty each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.
2.The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:
Dealer:    Bank of America, N.A.
Counterparty:    NorthWestern Corporation
Trade Date:    November 16, 2021

Effective Date:	November 19, 2021 or such later date on which the conditions set forth in Section 3 of this Confirmation under “Conditions to Effectiveness”, clauses (i) through (v), have been satisfied.
Base Amount:	Initially, if the condition set forth in Section 3 of this Confirmation under “Conditions to Effectiveness,” clause (vi), has been satisfied, 4,672,898 Shares (the “Full Number of Shares”), and otherwise, the Actual Sold Forward Amount (as defined in Underwriting Agreement, with the Actual Sold Forward Amount or the Full Number of Shares, as applicable, being the “Initial Base Amount”). On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date upon the satisfaction of Counterparty’s obligations with respect to such Settlement Date.
Maturity Date:	February 28, 2023 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Forward Price:
On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD $51.8950 per Share.
Daily Rate:	For any day, (i)(A) Overnight Bank Rate for such day, minus (B) the Spread, divided by (ii) 365. For the avoidance of doubt, the Daily Rate may be negative.
Overnight Bank Rate:
For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>“, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Spread:	0.75%
Forward Price Reduction Date:	Each date set forth on Schedule I under the heading “Forward Price Reduction Date.”
Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.
Shares:	Common stock, par value $0.01 per share, of Counterparty (also referred to herein as the “Issuer”) (Exchange identifier: “NWE”).
Exchange:	The Nasdaq Global Select Market
Related Exchange(s):	All Exchanges.
Clearance System:	DTC.
Calculation Agent:
Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type provided in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a leading dealer in the over-the-counter equity derivatives market to act as the Calculation Agent. In the event that the Calculation Agent makes any determination or calculation pursuant to this Confirmation, the Agreement or the 2002 Definitions, promptly following receipt of a written request from either party hereto, the Calculation Agent shall provide an explanation in reasonable detail of the basis for such determination or calculation as promptly as practicable, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or other information that is proprietary or may be subject to contractual, legal or regulatory obligations not to disclose.

Settlement Terms:

Settlement Date:
Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by (a) Dealer pursuant to “Termination Settlement” below or (b) Counterparty in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer at least (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, or (ii) sixty Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero and (ii) if Cash Settlement or Net Share Settlement applies and Dealer shall have fully unwound its hedge during an Unwind Period by a date that is more than two Scheduled Trading Days prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such originally specified Settlement Date as the Settlement Date.

Settlement Shares:
With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount (reduced, in the case of a designation by Counterparty, by any Settlement Shares for which settlement is still pending), designated as such by Counterparty in the related Settlement Notice or by Dealer pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date (reduced by any Settlement Shares for which the Maturity Date would be the Settlement Date other than pursuant to this proviso).

Settlement:
Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer would be unable, in its good faith and reasonable judgment, to unwind its hedge by the end of the Unwind Period (and Dealer shall be deemed to have completed unwinding its hedge with respect to such Settlement Shares when it purchases (or, to the extent applicable, unwinds derivative positions (including, but not limited to, swaps or options related to the Shares) resulting in Dealer’s synthetic purchase of) an aggregate number of Shares equal to the number of Settlement Shares for such Settlement Date) in a manner that, in the good faith and reasonable judgment of Dealer based upon the advice of counsel and taking into account any unwind periods under an Additional Confirmation, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”). For the avoidance of doubt, during any Unwind Period, Counterparty may elect Physical Settlement (as described above) in respect of any Shares that are not Settlement Shares for the Cash Settlement or Net Share Settlement, as the case may be, to which such Unwind Period relates.

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Counterparty delivers to Dealer with such Settlement Notice a representation signed by Counterparty substantially in the following form: “As of the date of this Settlement Notice and as of the Trade Date, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to the number of Settlement Shares designated in such Settlement Notice (or, in the case of Net Share Settlement, if greater, a number of Shares with a value as of the date of such Settlement Notice equal to the product of such number of Settlement Shares and the applicable Forward Price for such Net Share Settlement) in compliance with the laws of Counterparty’s jurisdiction of organization and (E) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law or regulation applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.”
Unwind Period:	Each Exchange Business Day during the period from and including the first Exchange Business Day following the date Counterparty validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day), subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of the Transaction (including, without limitation, the Cash Settlement Amount and the number of Net Share Settlement Shares) to account for the occurrence of such Disrupted Day.
Market Disruption Event:	Section 6.3(a) of the 2002 Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case that the Calculation Agent determines is material”. Section 6.3(d) of the 2002 Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Regulatory Disruption:	For each Transaction, any event that Dealer, based on the advice of counsel, determines in good faith makes it reasonably necessary or appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures that generally apply to transactions of a nature and kind similar to the Transaction for Dealer to refrain from or decrease any market activity in connection with the Transaction.
Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:
In lieu of the obligations set forth in Section 9.2 of the 2002 Definitions, on any Settlement Date in respect of which Physical Settlement applies, Counterparty shall deliver to Dealer through the Clearance System the Settlement Shares for such Settlement Date, and Dealer shall deliver to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered pursuant to the terms of this Confirmation (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.

Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.
Cash Settlement:	In lieu of the obligations set forth in Sections 8.4 and 8.5 of the 2002 Definitions, on any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Dealer will pay such Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of such Cash Settlement Amount to Dealer. Such amounts shall be paid on the Settlement Date.
Cash Settlement Amount:
For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) (A) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, which is addressed in clause (2) below), minus USD 0.02, minus (B) the volume-weighted average price per Share of the Shares purchased by Dealer (or its agent or affiliate) during the Unwind Period for such Settlement in connection with unwinding its hedge position relating to such Settlement, multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Settlement Shares with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Dealer shall deliver a number of Shares to Counterparty equal to the absolute value of the Net Share Settlement Shares, or (ii) positive number, Counterparty shall deliver to Dealer the Net Share Settlement Shares; provided that if Dealer determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares (rounded down to the nearest integer) equal to (x)(a) the number of Settlement Shares for such Settlement Date, minus (b) the number of Shares Dealer actually purchases during the Unwind Period for a total purchase price equal to the difference between (1) the product of (i) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, which is addressed in clause (2) below), minus USD 0.02, multiplied by (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, multiplied by (ii) the number of Shares with respect to which Dealer has not unwound its hedge, including the settlement of such unwinds, as of such Forward Price Reduction Date plus (y) cash in lieu of any fractional Shares included in such number of Net Share Settlement Shares but not delivered due to the rounding required hereby, valued at the average price of Dealer’s purchases during the Unwind Period.
Settlement Currency:	USD.
Failure to Deliver:	Inapplicable.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. Notwithstanding anything in the 2002 Definitions to the contrary, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of the Transaction.
Additional Adjustment:
If, in Dealer’s good faith and reasonable judgment, the stock loan fee to Dealer (or an affiliate thereof), excluding the federal funds rate (or other interest rate) component payable by the relevant stock lender to Dealer or such affiliate (the “Stock Loan Fee”), over any twenty consecutive Scheduled Trading Days, of borrowing a number of Shares equal to the Base Amount to hedge its exposure to the Transaction exceeds a weighted average rate equal to 25 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Dealer for the amount by which the Stock Loan Fee exceeded a weighted average rate equal to 25 basis points per annum. The Calculation Agent shall notify Counterparty prior to making any such adjustment to the Forward Price and, upon the request of Counterparty, Dealer shall provide an itemized list of the Stock Loan Fees for such twenty consecutive Scheduled Trading Days.

Extraordinary Events:
    Extraordinary Events:     In lieu of the applicable provisions contained in Article 12 of the 2002 Definitions, the consequences of any applicable Extraordinary Event (including, for the avoidance of doubt, any Nationalization, Insolvency, Delisting, or Change in Law), shall be as specified below under the headings “Acceleration Events” and “Termination Settlement”.

Account Details:

Payments to Dealer:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.
Payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.
Delivery of Shares to Dealer:	To be advised.
Delivery of Shares to Counterparty:	To be advised.
3.Other Provisions:
Conditions to Effectiveness:
The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement dated November 16, 2021 among Counterparty, Dealer and Forward Seller (the “Underwriting Agreement”) and any certificate delivered pursuant thereto by Counterparty are true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the condition that Counterparty has delivered to Dealer an opinion of counsel pursuant to and in compliance with Section 8(d) of the Underwriting Agreement, (iv) the satisfaction of all of the conditions set forth in Section 8 of the Underwriting Agreement, (v)  the First Closing Date (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement and (vi) the condition that neither of the following has occurred: (A) in Dealer’s good faith and reasonable judgment when the First Closing Date (as defined in the Underwriting Agreement is scheduled to occur, Dealer (or its affiliate) would be unable to borrow and deliver for sale a number of Shares equal to the Base Amount, or (B) in Dealer’s good faith and reasonable judgment either it is impracticable to do so or Dealer (or its affiliate) would incur a Stock Loan Fee of more than a rate equal to 25 basis points per annum to do so (in which event this Confirmation shall be effective but the Initial Base Amount for the Transaction shall be equal to the Actual Sold Forward Amount, if any).
Representations and Agreements of Counterparty:
Counterparty (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose.
Counterparty is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Counterparty’s ability to perform its obligations hereunder.
Counterparty will by the next succeeding New York Business Day notify Dealer upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.
Additional Representations, Warranties and Agreements of Counterparty: Counterparty hereby represents and warrants to, and agrees with, Dealer as of the date hereof that:
(a)Any Shares, when issued and delivered by Counterparty in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.
(b)Counterparty has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall be issuable at such time upon settlement of the Transaction by means of Physical Settlement plus the maximum number of Shares issuable upon physical settlement (howsoever described) of any other “transaction” pursuant to an Additional Confirmation or any other transaction or agreement to which it is a party. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.
(c)Counterparty agrees to provide Dealer at least 15 days’ written notice (an “Issuer Repurchase Notice”) prior to any repurchase of Shares by Counterparty or any of its subsidiaries (or entering into any contract that would require, or give the option to, Counterparty or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being (i) equal to or greater than 8.5% of the outstanding Shares and (ii) greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the Base Amount plus the aggregate of the “Base Amounts” as defined in each Additional Confirmation then in effect and (2) the denominator of which is the number of Shares outstanding on such day.
(d)No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.
(e)Counterparty agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 9.5%.
(f)Counterparty is not, and will not be, insolvent, nor will Counterparty be rendered insolvent as a result of entering into, or performing its obligations under, the Transaction.
(g)Neither Counterparty nor any of its affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Counterparty or any of its affiliates or any purchases by a party to a derivative transaction with Counterparty or any of its affiliates), either under this Confirmation, under an agreement with another party or otherwise, that would be reasonably likely to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period for any Transaction, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.
(h)Counterparty will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period with respect to the Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M).
(i)Counterparty is an “eligible contract participant” (as such term is defined in Section 1 a(18) of the Commodity Exchange Act, as amended).
(j)In addition to any other requirements set forth herein, Counterparty agrees not to elect Cash Settlement or Net Share Settlement if, in the reasonable judgment of either Dealer or Counterparty, such settlement or Dealer’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Counterparty.
(k)Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.
(l)Without limiting the generality of Section 13.1 of the 2002 Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of any Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;
(m)Counterparty acknowledges and agrees that:
(i)during the term of the Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;
(ii)Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;
(iii)Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price;
(iv)any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price, each in a manner that may be adverse to Counterparty; and
(v)the Transaction is a derivatives transaction in which it has granted Dealer the right, under certain circumstances, to receive cash or Shares, as the case may be; Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Counterparty under the terms of the Transaction.
(n)The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.
Covenant of Counterparty:
Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date will be newly issued Shares and, subject to the provisions of “Private Placement Procedures” below, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether such stock loan is effected by Dealer or an affiliate of Dealer. Accordingly, subject to the provisions of “Private Placement Procedures” below, Counterparty agrees that the Shares that it delivers to Dealer on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.
Covenants of Dealer:
(a)Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Dealer shall use any Shares delivered by Counterparty to Dealer on any Settlement Date to return to securities lenders to close out open Share loans created by Dealer or an affiliate of Dealer in the course of Dealer’s or such affiliate’s hedging activities related to Dealer’s exposure under this Confirmation.
(b)Following any election of Cash Settlement or Net Share Settlement by Counterparty, in addition to the representations, warranties and covenants in the Agreement and elsewhere in this Confirmation, Dealer represents, warrants and covenants to Counterparty that Dealer shall use commercially reasonable efforts, during any Unwind Period, to make all purchases of Shares in connection with such election in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases (and considering only such purchases when determining compliance with the foregoing provisions), after taking into account any applicable U.S. Securities and Exchange Commission no-action letters as appropriate, subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, without limiting the generality of the first sentence of this paragraph (b), Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-1 8) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
(c)Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to any Transaction from having access to material nonpublic information regarding Issuer that may be in possession of other individuals at Dealer.
Insolvency Filing:
Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).
Extraordinary Dividends:
If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Counterparty to Dealer in settlement of the Transaction), Counterparty shall pay an amount, as determined by the Calculation Agent, in cash equal to the product of such Extraordinary Dividend and the Base Amount to Dealer on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date. “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend. For the avoidance of doubt, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.
Acceleration Events:
The following events shall each constitute an “Acceleration Event”:
(a)Stock Borrow Events. In the good faith and reasonable judgment of Dealer, Dealer (or its affiliate) is unable to hedge Dealer’s exposure to the Transaction because (A) of the lack of sufficient Shares being made available for Share borrowing by lenders, (B) Dealer (or its affiliate) would incur a Stock Loan Fee of more than a rate equal to 200 basis points per annum or (C) it is otherwise commercially impracticable (a “Stock Borrow Event”);
(b)Dividends and Other Distributions. On any day occurring after the Trade Date Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as determined by Dealer;
(c)ISDA Early Termination Date. Either Dealer or Counterparty has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement;
(d)Other ISDA Events. The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or announcement or statement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Dealer on the Trade Date”;

(e)Issuer Repurchases. Counterparty publicly announces or discloses any Issuer Repurchase (whether or not subsequently amended) that alone, or in the aggregate, results in, or could result in, the Base Amount plus the aggregate of the “Base Amounts” as defined in each Additional Confirmation then in effect representing more than 9.0% of the total outstanding Shares (assuming the consummation of such proposed Issuer Repurchase); or
(f)Ownership Event. In the sole judgment of Dealer, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).
For purposes of clause (f) above, the “Share Amount” as of any day is the number of Shares that Dealer and any of its affiliates and any person whose ownership position would be aggregated with that of Dealer, including any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer or any affiliate is or may be deemed to be a part (Dealer or any such affiliate, person or group, a “Dealer Person”) under any law, rule, regulation or regulatory order that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by Dealer in its reasonable discretion. The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity and other than any filing under Section 13 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date) of a Dealer Person, or would result in an adverse effect on a Dealer Person, under the Applicable Laws, as determined by Dealer in its reasonable discretion (it being understood that reporting obligations under Section 13 or Section 16 of the Exchange Act and the rules and regulations thereunder, in each case, as in effect on the Trade Date, will not be deemed to have an adverse effect), minus (y) 1% of the number of Shares outstanding.
Termination Settlement:
Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit, (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists and (iii) in the case of an Acceleration Event arising out of an Issuer Repurchase, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to cause the Base Amount plus the aggregate of the “Base Amounts” as defined in each Additional Confirmation then in effect to be less than 9.0% of the total outstanding Shares (assuming consummation of such proposed Issuer Repurchase). If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date.
Private Placement Procedures
If Counterparty is unable to comply with the provisions of “Covenant of Counterparty” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise determines that in its reasonable opinion based upon the advice of counsel any Settlement Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under “Covenant of Counterparty” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer; provided that Dealer may not otherwise determine that the Settlement Shares are Restricted Shares based solely upon Dealer not having borrowed and sold a number of Shares equal to the Base Amount on or before the Hedge Completion Date pursuant to the Registration Statement (as defined in the Underwriting Agreement) with delivery of the Prospectus (as defined in the Underwriting Agreement), if there has been no change in law or a change in the policy of the Securities and Exchange Commission or its staff.

Rule 10b5-1:
It is the intent of Dealer and Counterparty that following any election of Cash Settlement or Net Share Settlement by Counterparty, the purchase of Shares by Dealer during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act (“Rule 10b5-1”), that this Confirmation shall be interpreted to comply with the requirements of such Rule 10b5-1(c) and that Counterparty shall not take any action that results in the Transaction not so complying with such requirements.
Without limiting the generality of the preceding paragraph, Counterparty acknowledges that (i) during any Unwind Period Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Dealer (or its agent or affiliate) in connection with this Confirmation and (ii) Counterparty is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.
Counterparty hereby agrees with Dealer that, with respect to any Cash Settlement or Net Share Settlement hereunder, from the time Counterparty validly elects Cash Settlement or Net Share Settlement to the end of any Unwind Period Counterparty shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any trading personnel of Dealer For purposes of the Transaction, “Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) when evaluated in light of the total mix of available information concerning the Counterparty, a reasonable investor would consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information related to the following matters should be considered “material” for the purposes of this paragraph only: dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, significant merger or acquisition proposals or agreements, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.
Maximum Share Delivery:
Notwithstanding any other provision of this Confirmation, in no event will Counterparty be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to 150% the Initial Base Amount to Dealer, subject to reduction by the amount of any Shares delivered by Counterparty on any prior Settlement Date.
Transfer and Assignment:
Dealer may assign or transfer any of its rights or delegate any of its duties hereunder without the prior consent of Counterparty to any affiliate of Dealer that has at the time of such assignment or transfer a senior unsecured debt rating by at least one of Moody’s Investors Services, Inc. or Standard & Poors Inc. (the “Credit Rating”) equal to or higher than the Credit Rating of Dealer so long as (a) any guarantee of Dealer’s obligations hereunder continues to remain in full force and effect with respect to such assignee or transferee, (b) Counterparty will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay Dealer in the absence of such assignment or transfer, (c) Counterparty will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Dealer would have been required to so withhold or deduct in the absence of such assignment or transfer, unless Dealer would be required to pay to Counterparty amounts under Section 2(d)(i)(4) of the Agreement in respect of such Tax, and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.
Indemnity
Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective directors, officers, agents and controlling persons (Dealer and each such affiliate or person being an “Indemnified Party”)

from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction or any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Counterparty will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct. If for any reason the foregoing indemnification is unavailable to any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 9 shall survive the completion of the Transactions contemplated by this Confirmation.
Notice
Non-Reliance:    Applicable
Additional Acknowledgments:    Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:     Applicable
4.The Agreement is further supplemented by the following provisions:
No Collateral or Setoff:
Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and the “Transactions” governed by Additional Confirmations and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.
Status of Claims in Bankruptcy:
Dealer acknowledges and agrees that this confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.
Limit on Beneficial Ownership:
Notwithstanding any other provisions hereof, Dealer shall not be entitled to receive or take delivery of any Shares deliverable hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Section 16 Percentage would exceed 9.0% or (iii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 2,643,743 Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, (ii) the Section 16 Percentage would exceed 9.0% or (iii) Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit, (ii) the Section 16 Percentage would not exceed 9.0% and (iii) Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates and any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer or any affiliate is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.
In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.
Wall Street Transparency and Accountability Act:
In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).
Miscellaneous:
(a)Addresses for Notices. For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to Dealer:

Attention:    Rohan Handa
Title:    Director
Email:    rohan.handa@bofa.com
Telephone No:    646-855-8654
Address for notices or communications to Counterparty:

Address:    NorthWestern Corporation
    3010 W. 69th Street
        Sioux Falls, South Dakota 57108
    Email: crystal.lail@northwestern.com

Attention:    Crystal Lail
    Chief Financial Officer
(b)Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

Acknowledgements.
The parties hereto intend for:
(a)the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protections under Section 555 of the Bankruptcy Code;
(b)a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;
(c)Dealer to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code;
(d)all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code; and
(e)the parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.
Other Forward:
Counterparty agrees that it shall not cause to occur, or permit to exist, an Unwind Period at any time there is an “unwind period” or equivalent term under any other Counterparty forward sale or similar transaction with any financial institution other than Dealer (including any Additional Confirmation and any “transaction” under any forward confirmation with any financial institution other than Dealer) or any other period in which Counterparty directly or indirectly issues and sells Shares pursuant to an underwriting, equity distribution or similar agreement or under any “transaction” under a forward confirmation with Dealer or any other financial institution.
Severability.
If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.
U.S. Resolution Stay Protocol.
The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
        Counterparts.
This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Counterparts shall be manually signed and may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Tax Matters.
(a)For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement and any other payments of interest and penalty charges for late payment) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(b)For the purpose of Section 3(f) of the Agreement:
(i)Counterparty makes the following representation(s):
(A)It is a “U.S. person” (as that term is used in section 1.1441 -4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.
(B)It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of California, and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(A).
(c)Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

HIRE Act.
To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.
Dealer Tax Rep.
Dealer is a national banking association organized and existing under the laws of the United States of America, is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M), and its federal taxpayer identification number is 94-1687665. Dealer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. For purposes of this Agreement, Dealer will deliver an IRS Form W-9 on the Trade Date and thereafter as reasonably requested by Counterparty.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.
Yours faithfully,

BANK OF AMERICA, N.A.

By: /s/ Jake Mendelsohn
Name: Jake Mendelsohn
Title: Managing Director
Confirmed as of the date first written above:

NORTHWESTERN CORPORATION

By: /s/ Crystal D. Lail
Name: Crystal D. Lail
Title: Vice President and Chief Financial Officer
Signature Page to Letter Agreement

SCHEDULE I
FORWARD PRICE REDUCTION DATES AND AMOUNTS
[provided separately]
I-1

ANNEX A
PRIVATE PLACEMENT PROCEDURES
(i)If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures for issuers comparable to Counterparty with respect to such Restricted Shares reasonably acceptable to Dealer; provided that if, on or before the date that a Private Placement Settlement would occur, Counterparty has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer) or Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, commercially reasonable due diligence rights customary in scope for private placements of equity securities of similar size (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements of equity securities of similar size for issuers comparable to Counterparty, all reasonably acceptable to Dealer, provided that prior to receiving or being granted access to any information, any potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Dealer hereunder and/or the Forward Price in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.
(ii)If Counterparty delivers any Restricted Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall (so long as Dealer or any such affiliate is not an “affiliate” of Counterparty within the meaning of Rule 144 under the Securities Act) promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of any seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

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